EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-158056, 333-60004 and 333-35450), of our report dated March 9, 2012 relating to our audit of the financial statements of PacificHealth Laboratories, Inc. included in the 2011 annual report on Form 10-K.

/s/ WeiserMazars LLP

New York, New York

March 9, 2012